Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is entered into as of the 7th day of August 2026, by and between SINTX Technologies, Inc., together with its successors and assigns, the “Company”, and Kevin Trask, the Company’s Chief Financial Officer, (the “Executive”).

WHEREAS, the Executive is the Chief Financial Officer of the Company;

WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;

WHEREAS, Executive desires to enter into this Agreement to provide Executive with certain financial protection in the event Executive’s employment terminates under specified circumstances in connection with a Change in Control of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s commission of a felony, other than through vicarious liability or through a motor vehicle offense; (ii) Executive’s intentional misconduct that causes material harm to the Company, provided that such misconduct is not rectifiable or remains uncorrected after written notice and a thirty-day cure period; (iii) Executive’s commission of an act of fraud, embezzlement, or misappropriation of funds; (iv) Executive’s material breach of any material provision of this Agreement or any other agreement between Executive and the Company, which breach, if curable, is not cured within thirty days after delivery to Executive by the Company of written notice of such breach; or (v) Executive’s refusal to carry out a lawful written directive from the Board that is within Executive’s normal Company duties. Any determination of Cause shall be made by the affirmative vote of a majority of the directors then serving on the Board, excluding Executive if Executive is then serving as a director of the Company.

(b) Change in Control. For purposes of this Agreement, a “Change in Control” means: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; (iii) the stockholders of the Company approve an agreement for the sale, lease, exchange, or other disposition by the Company of all or substantially all of the Company’s assets; or (iv) a change in the composition of the Board occurs during any twelve-month period such that the individuals who, as of the beginning of such period, constituted the Board, together with any new directors whose election or nomination was approved by a majority of the directors then still in office who were directors at the beginning of such period or whose election or nomination was previously so approved, cease to constitute a majority of the Board. For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations issued thereunder or any guidance issued by the IRS concerning the interpretation or applicability of Section 409A of the Code.

(c) Disability. For purposes of this Agreement, “Disability” means that Executive has been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities for one hundred twenty consecutive days.

(d) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) a material diminution in Executive’s title, duties, responsibilities, or authorities; (ii) a reduction in Executive’s annual base salary, annual cash bonus opportunity, or if Executive has been granted a specified annual long-term incentive award opportunity, a reduction in such opportunity, or the Company’s failure to pay earned compensation when due; (iii) a relocation of Executive’s principal office or principal place of employment by more than thirty miles from Executive’s principal office or principal place of employment as of immediately prior to such relocation; (iv) a material breach by the Company of this Agreement or any equity award agreement between Executive and the Company; or (v) a material change in Executive’s compensation, authority, functions, duties, or responsibilities that would cause Executive’s position with the Company to become of materially less responsibility, importance, or scope than Executive’s position immediately prior to such change.

Notwithstanding the foregoing, Executive shall not have Good Reason unless Executive provides written notice to the Company describing the condition giving rise to Good Reason within ninety days after Executive first becomes aware of such condition, the Company fails to cure such condition within thirty days after receiving such notice, and Executive terminates employment within sixty days after expiration of such cure period.

(e) Termination Date means the date on which Executive’s employment with the Company terminates, which shall mean Executive’s “separation from service” within the meaning of Section 409A to the extent required by Section 409A.

2. Treatment of Equity Awards Upon a Change in Control. Except as otherwise provided in the applicable equity incentive plan or award agreement, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within one year following a Change in Control, then all outstanding time-based equity awards held by Executive shall become fully vested as of the Termination Date. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within six months prior to a Change in Control, then all outstanding time-based equity awards held by Executive that remain outstanding as of immediately prior to the Change in Control shall become fully vested immediately prior to the Change in Control. To the extent necessary to give effect to the preceding sentence, any then-unvested time-based equity awards that would otherwise terminate or be forfeited upon Executive’s qualifying termination during the six-month period prior to a Change in Control shall remain outstanding and eligible to vest through the earlier of the consummation of the Change in Control or the expiration of such six-month period.

3. Accrued Benefits. Upon any termination of Executive’s employment for any reason, Executive shall be entitled to receive: (i) accrued but unpaid base salary through the Termination Date, payable within thirty days following the Termination Date or such earlier date as required by applicable law; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs, payable when bonuses are paid to other senior executives of the Company; (iii) reimbursement for any unreimbursed business expenses incurred through the Termination Date, payable in accordance with the Company’s expense reimbursement policies; (iv) accrued but unused paid time off, to the extent payable under Company policy or applicable law; and (v) all vested payments, benefits, or rights to which Executive is entitled as of the Termination Date under any applicable compensation, benefit, equity, or fringe benefit plan, program, or arrangement.

4. Change-in-Control Severance Payments. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within one year following, or six months prior to, a Change in Control, then, subject to Executive’s execution and non-revocation of the release described in Section 5 and Executive’s continued compliance with Executive’s obligations to the Company and Executive’s continued compliance with Executive’s continuing obligations to the Company, including under any confidentiality, non-disclosure, non-solicitation, intellectual property, restrictive covenant, or similar agreement between Executive and the Company, Executive shall be entitled to receive the following payments and benefits, collectively, the “Change-in-Control Severance Payments”: (i) a lump sum cash payment equal to two (2) times the sum of: (A) Executive’s annual base salary at the annualized rate then in effect, or the rate that should have been in effect but for any reduction giving rise to Good Reason; and (B) the greater of Executive’s annual target cash bonus opportunity for the year in which the Termination Date occurs or the highest actual annual cash bonus paid to Executive during the three preceding completed fiscal years; (ii) a prorated annual cash bonus for the year in which the Termination Date occurs, calculated based on Executive’s annual target cash bonus opportunity for such year and prorated based on the number of days Executive was employed during such year through the Termination Date; (iii) the Medical Payment Amounts for a period of 36 months following the Termination Date, or, if earlier, until the date on which Executive becomes employed by a third party and becomes eligible to participate in such third party’s group health plan; and (iv) to the extent permissible under applicable law and under any insurance policy insuring the Company’s health plan, access to continued coverage under the Company’s health plan, with the full cost payable by Executive, for a period of up to 36 months commencing on the first day of the month following the Termination Date. “Medical Payment Amounts” means an amount, payable on a monthly basis commencing on the first day of the month following the Termination Date, equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act continuation coverage premium for such month under the Company’s group medical plans for executives of the Company, less the monthly amount of Executive’s portion of the premium for such month as if Executive were still an active employee.

The lump sum cash payment described in clause (i) shall be paid within ten business days following the date on which the release described in Section 5 becomes effective and irrevocable, subject to any delay required by Section 409A. The prorated annual cash bonus described in clause (ii) shall be paid at the same time annual bonuses are paid to other senior executives of the Company for the year in which the Termination Date occurs, but in no event later than March 15 of the year following the year in which the Termination Date occurs, subject to any delay required by Section 409A.

5. Release Requirement. Payment of the Change-in-Control Severance Payments shall be conditioned upon Executive’s execution, non-revocation, and delivery of a general release of claims in favor of the Company and its affiliates, and their respective officers, directors, employees, agents, representatives, successors, and assigns, in a form reasonably satisfactory to the Company. The release must become effective and irrevocable no later than sixty days following the Termination Date. If Executive fails to timely execute and deliver such release, or revokes such release, Executive shall not be entitled to receive the Change-in-Control Severance Payments. To the extent any Change-in-Control Severance Payment constitutes nonqualified deferred compensation subject to Section 409A and the sixty-day release period begins in one taxable year and ends in a second taxable year, such payment shall be made or commence in the second taxable year.

6. Parachute Payments. If any payment, benefit, or distribution of any type to or for the benefit of Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to this Agreement or otherwise, collectively, the “Parachute Payments,” would subject Executive to the excise tax imposed under Section 4999 of the Code, then the Parachute Payments shall be reduced to the minimum extent necessary so that no portion of the Parachute Payments is subject to such excise tax, but only if such reduction would result in Executive retaining a greater net after-tax amount than if the Parachute Payments were not so reduced. Any reduction shall be made in the following order: first, by reducing cash payments that do not constitute deferred compensation within the meaning of Section 409A; second, by reducing other payments or benefits that do not constitute deferred compensation within the meaning of Section 409A; third, by reducing payments or benefits that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments or benefits scheduled to be paid or provided latest in time; and fourth, by reducing equity-based payments or benefits, unless a different order is required to comply with Section 409A. All determinations under this Section shall be made by an independent public accounting firm, compensation consultant, or tax counsel selected by the Company. The Company shall bear all fees and expenses of such advisor.

7. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits provided hereunder shall either be exempt from, or comply with, Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, collectively, “Section 409A”. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for payment of any amount or benefit upon or following termination of employment that constitutes nonqualified deferred compensation under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. References to “termination,” “termination of employment,” “Termination Date,” and similar terms shall mean a separation from service to the extent required by Section 409A. If Executive is a “specified employee” within the meaning of Section 409A on the date of Executive’s separation from service, then any payment or benefit that constitutes nonqualified deferred compensation subject to Section 409A and that is payable by reason of Executive’s separation from service shall be delayed until the earlier of: (i) the date that is six months after Executive’s separation from service; or (ii) Executive’s death. Any amounts delayed under this paragraph shall be paid in a lump sum on the first payroll date following the expiration of such six-month period, or, if earlier, following Executive’s death. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement that constitutes nonqualified deferred compensation within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A. To the extent any reimbursement is taxable to Executive, such reimbursement shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit, and the amount of reimbursements or in-kind benefits provided in one taxable year shall not affect the amount provided in any other taxable year.

8. No Duplication; Other Arrangements. The Change-in-Control Severance Payments provided under this Agreement shall be in lieu of, and not in addition to, any severance or termination payments or benefits to which Executive may otherwise be entitled under any employment agreement, offer letter, severance plan, policy, program, or other arrangement maintained by the Company, unless such other agreement or arrangement expressly provides that payments thereunder are intended to be in addition to the payments provided under this Agreement. Nothing in this Agreement shall limit Executive’s rights to receive Accrued Benefits, vested benefits under any tax-qualified retirement plan, vested deferred compensation, vested equity awards, indemnification, advancement of expenses, D&O insurance coverage, or any other benefit that by its terms is payable or provided independently of severance. In the event of any inconsistency between this Agreement and any Company plan, policy, program, or arrangement, this Agreement shall control with respect to the subject matter hereof, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement being modified or waived.

9. Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

10. Notices. Notices shall be deemed given: (i) upon delivery if delivered personally; (ii) one business day after deposit with a nationally recognized overnight courier; (iii) four business days after mailing by certified or registered mail, return receipt requested; or (iv) upon confirmation of transmission if sent by email, provided that email notice shall not be effective if the sender receives an automated delivery failure notification.

If to the Company:

SINTX Technologies

Attn: Legal Notices

1885 West 2100 South

Salt Lake City, UT 84119

Email: Legalnotices@sintx.com

If to the Executive:

To the Executive’s last-known home address and email address as set forth in the Company’s personnel records

11. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede or limit any rights Executive or Company may have under any equity award agreement, indemnification agreement, confidentiality, non-disclosure, non-solicitation, intellectual property, employee benefit plan, or other written agreement that expressly provides for rights that are not duplicative of the Change-in-Control Severance Payments.

12. Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Executive.

13. Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

14. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, administrators, and legal representatives, and the Company and its successors and assigns. The Company may assign this Agreement to any successor to all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale of equity interests, sale of assets, or otherwise, provided that such successor assumes the Company’s obligations under this Agreement by operation of law or by written agreement. Executive may not assign Executive’s rights or obligations under this Agreement, other than by will or the laws of descent and distribution. Any attempted assignment by Executive in violation of this Section shall be null and void.

15. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Utah, without giving effect to any choice-of-law or conflict-of-law rule that would cause the laws of any jurisdiction other than Utah to apply.

16. Forum. Each party irrevocably submits to the exclusive jurisdiction of the federal courts, or state courts if federal jurisdiction is lacking, located in Salt Lake County, Utah, for any action or proceeding arising out of or relating to this Agreement. Each party irrevocably waives any objection to venue in such courts and any claim that such courts constitute an inconvenient forum.

17. No Mitigation; No Offset. Executive shall not be required to seek other employment or otherwise mitigate the Company’s obligations under this Agreement. Except for any preexisting debts then due and payable to the Company in accordance with their terms, there shall be no offset against amounts or benefits due to Executive under this Agreement on account of any claim the Company may have against Executive or any compensation or benefits earned or received by Executive after termination.

18. No Waiver of Rights, Powers and Remedies. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of that right, power, or remedy. No single or partial exercise of any right, power, or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

19. Withholding. The Company may withhold from any payment or benefit under this Agreement all federal, state, local, and other taxes and withholdings required by applicable law.

20. Tax Consequences. The Company does not guarantee the tax treatment or tax consequences of any payment or benefit provided under this Agreement. Executive is solely responsible for all taxes, interest, and penalties imposed on Executive with respect to any such payment or benefit, except for any withholding obligation imposed on the Company by applicable law.

21. Acknowledgment. Executive acknowledges that Executive has consulted with, or has had the opportunity to consult with, independent counsel of Executive’s choosing concerning this Agreement; has read and understands this Agreement; is fully aware of its legal effect; and enters into this Agreement freely and voluntarily.

22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by PDF, DocuSign, or other electronic means shall be effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

SINTX TECHNOLOGIES, INC.

By:
Name:	Eric Olson
Title:	President and CEO

EXECUTIVE:

By:
Name:	Kevin Trask